EXHIBIT 99.1

For Immediate Release

2D BARCODES COME TO LATIN AMERICA

 Bems and NeoMedia create alliance to implement 2D barcodes in
13 countries across Latin America

MADRID/ATLANTA - October 13, 2009 - Bems, the leading Spanish company in mobile solutions based on 2D barcodes, has partnered with US-based NeoMedia Technologies to distribute 2D barcode solutions throughout Latin America. Earlier today, Bems announced it had been chosen by Telefónica International as its exclusive partner to develop a 2D barcode business in Latin America for the next 4 years.

Bems has chosen Neomedia as their primary technology and platform vendor for mobile barcode reading and campaign management, with a key focus on the brand marketing and advertising sectors. In addition, Bems will promote Neomedia hardware solutions related to ticketing and couponing.  As a key part of this platform, NeoReader will be the preferred barcode reader for pre-installation on handsets and all code transactions will be routed through the NeoMedia infrastructure. The solution will be distributed to markets including Argentina, Brazil, Chile, Columbia, Ecuador, El Salvador, Guatemala, Mexico, Nicaragua, Panama, Peru, Venezuela and Uruguay.

This initiative to promote 2D barcode technology is part of a wider strategic plan for the operators to introduce cutting edge tools for mobile to the Latin-American market. Operators will leverage the expertise the Bems/NeoMedia partnership provides in areas such as technology, marketing, R+D and an extensive sales force to enable the widespread adoption of this technology.

“The alliance with NeoMedia represents an important step towards delivering the best technology to Bems Solutions, and providing an advantaged position in the implementation of the agreements with Telefónica for the Latin-American market,” commented Javier Mañas, Chairman of Bems.

Based in Madrid, Spain, Bems is known as the go-to company for 2D barcodes and has developed solutions for a wide range of brands, distributors, intermediaries, public and private institutions, retailers and media groups. It has worked with some of the world’s most influential organizations - from Warner Brothers to Yell and Bacardi. Bems strives to unite best of breed technology with creativity to achieve the best results for its clients.

NeoMedia Technologies, Inc. (OTC BB: NEOM) based in Atlanta, Georgia is the global leader in mobile barcode scanning solutions. NeoMedia’s technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content. Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers.

 “As we’ve consistently maintained, commercialization of barcodes calls for an open and interoperable market that can provide the scale needed for brands and advertisers to exploit the benefits of the mobile marketplace. We feel that our work with Bems and gaining entry to the Latin American market is yet another step closer to global adoption of this powerful technology,” commented Iain McCready, CEO of NeoMedia.

The 2D barcode market is increasingly gathering momentum as its potential as both a valuable marketing tool and the ideal way of delivering services via the mobile web are being realized.

Bems and NeoMedia will implement the interoperable standard of 2D barcodes based on the recommendations of the GSM Association, guaranteeing compatibility with other global operators, not only in Latin America, but also throughout the rest of the world.

To succeed with this new “2D barcode Ecosystem,” the active participation of all industry players from operators and manufacturers of mobile devices to developers and mobile marketers is needed. Bems will aim to create models of collaboration with all of them and to generate the scale that is needed for the space to develop to its full potential.

It is expected that operators in Latin America signalling their commitment to an open operating environment via this initiative will lead the way to unifying the marketplace and encourage other operators and brands to invest in mobile barcoding as a marketing channel.

Mobile penetration in Latin America (and the Caribbean region) stands well above the global average – it was judged in early 2009 that penetration stood at 80% compared to a global average of 58%.1   With 458 million people across Latin America and the Caribbean owning a mobile phone (more than four times the number with a fixed line phone), the region holds approximately 12% of the world’s 3.97 billion mobile subscribers.2  Several countries, including Argentina, Uruguay, and Venezuela have passed the 100% penetration threshold.3  While Latin America's Mobile Internet market is currently not highly developed, it is anticipated to grow at an annual rate of more than 85 percent through 2012 (compared with a global average of 16 percent).4

1, 2, 3 – budde.com.au
4 – Bain & Co

About NeoMedia Technologies
NeoMedia Technologies, Inc. (OTC BB: NEOM) is the global leader in mobile barcode scanning solutions. Our technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content. Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers.

NeoMedia provides the infrastructure to make 2D camera barcode scanning and its associated commerce easy, universal, and reliable – worldwide. The company’s mobile phone technology, NeoReader, reads and transmits data from 1D and 2D barcodes to its intended destination. Our Code Management and Code Clearinghouse platforms create, connect, record, and transmit the transactions embedded in the 1D and 2D barcodes, like web-URLs, text messages (SMS), and telephone calls, ubiquitously and reliably.

About Bems
Bems is the leader in the development of 2D mobile barcode solutions in Spain, helping its clients to extend their brand to mobile and into the world of technology. Bems is known as the go-to for 2D barcodes and has developed solutions for a wide range of brands and businesses, including Warner Brothers, Yell and Bacardi

Media Contacts:
For Bems:
David Gutiérrez +34 64 823 1623  dgutierrez@bems.es

For NeoMedia:
U.S.: Kiersten Williams + 212 521 4087 kwilliams@williams-consult.com
Europe: Louise Ballard +44 20 7025 7500, Louise.ballard@trimediauk.com
Cath Shuttlewood +44 20 7025 7521, catherine.shuttlewood@trimediauk.com